Exhibit 10
SANDERSON FARMS, INC.
SUPPLEMENTAL DISABILITY PLAN
Effective September 1, 2008
THIS AMENDATORY AGREEMENT, made and entered into this 30th day of September, 2008, but effective as of September 1, 2008 by Sanderson Farms, Inc., a Mississippi corporation (hereinafter referred to as the “Company”).
W I T N E S S E T H:
          WHEREAS, the Company maintains a long term disability plan for the benefit of certain employees (the “LTD Plan”);
          WHEREAS, the LTD Plan limits the compensation that may be taken into account for purposes of determining the benefits payable thereunder;
          WHEREAS, the Company desires to establish this Sanderson Farms, Inc. Supplemental Disability Plan (the “Plan”) to provide the for disability benefits, on the same terms and conditions as the LTD Plan, based on compensation of participants in the Plan without the limitations contained in the LTD Plan;
          NOW, THEREFORE, the Company does hereby establish this Plan as hereinafter provided:
1. Definitions.
1.1. “Company” shall mean Sanderson Farms, Inc., or any successors who may adopt this Plan.
1.2. “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.
1.3. “Disabled” and “Disability” shall have the meanings ascribed to such terms in the LTD Plan.
1.4. “Insurer” shall mean the insurance company issuing a policy of insurance to the Company to provide the benefits under the LTD Plan.
1.5. “LTD Plan” shall mean the Sanderson Farms, Inc. Long Term Disability Plan.
1.6. “Participant” shall mean Joe F. Sanderson, Jr. and any other employee of the Company who is designated a participant in the Plan by Compensation Committee.

1.7. “Plan” shall mean the Sanderson Farms Supplemental Disability Plan.
1.8. “Predisability Earnings” shall have the meaning ascribed to such term in the LTD Plan.
2. Benefits. The Company shall pay to a monthly benefit hereunder to a Participant who incurs a Disability that entitles such Participant to disability benefits under the LTD Plan. The amount of such benefit shall be equal to sixty-six and two-thirds percent (66 2/3%) of the Participant’s monthly Predisability Earnings less any benefit actually received by the Participant under the LTD Plan. Such benefit shall be paid at the same time and manner as benefits would be paid to the Participant under the LTD Plan. Such benefit shall cease at the same time that benefits would otherwise cease under the terms of the LTD Plan.
3. Determinations by Insurer. Any determination made by the Insurer pursuant to the LTD Plan with respect to a Participant, including, without limitation, the determination of Disability, the duration of benefits and the amount of Predisability Earnings, shall be final and binding for purposes of this Plan.
4. Nature of Plan. This Plan is intended to be a welfare plan for a select group of employees within the meaning of 29 CFR §2520.104-24.
5. Administrator. The Compensation Committee is hereby designated the “Administrator,” as said term is defined in Section 3(16)(A) of ERISA, and shall be responsible for performing the duties imposed upon the “Administrator” by ERISA. Any document to be executed by the “Administrator” under ERISA shall be executed by the chair of the Compensation Committee.
6. Claims Procedure. The Compensation Committee shall notify any person or entity that makes a claim against the Plan (the “Claimant”) in writing, within 45 days of Claimant’s written application for benefits, or his or her eligibility or noneligibility for benefits under the Plan. If the Compensation Committee determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) any internal protocols the Compensation Committee relied upon in making its determination, (4) the right to review any documents created or received by the Compensation Committee during the review process and documents relevant to the claim whether or not relied upon by the Compensation Committee, (5) a description of any additional information or material necessary for the Claimant to perfect his or her claim and a description of why it is needed, and (6) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Compensation Committee determines that there are special circumstances requiring additional time to make a decision, the Compensation Committee shall notify the Claimant of the special circumstances requiring additional time to make a decision, the Compensation Committee shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to two 30-day periods.

7. Review Procedures. If the Claimant is determined by the Compensation Committee not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Compensation Committee by filing a petition for review with the Compensation Committee within 180 days after receipt of the notice issued by the Compensation Committee. Said petition shall state the specific reasons that the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 45 days after receipt by the Compensation Committee of the petition, the Compensation Committee shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Compensation Committee verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Compensation Committee shall notify the Claimant of its decision in writing within such period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 45-day period is not sufficient, the decision may be deferred for up to another 45 days at the election of the Compensation Committee, but notice of this deferral shall be given to the Claimant.
          IN WITNESS WHEREOF, Sanderson Farms, Inc. has caused this instrument to be executed and attested, all by officers thereunto duly authorized on this the 30th day of September, 2008, but effective as of September 1, 2008.

SANDERSON FARMS, INC.
By:	/s/ D. Michael Cockrell
Its Treasurer and Chief Financial Officer

ATTEST:

By:	/s/ James A. Grimes
Its Secretary and Chief Accounting Officer

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